Exhibit 3.03

                                (GRAPHIC OMITTED)


                             Audit Committee Charter


The primary responsibilities of the Audit Committee of the Board of Directors are to:

     o Monitor the Corporation's financial reporting process and internal control system.

     o Monitor the audit processes of the Corporation's independent accountants.

     0 Provide an open avenue of communication among the Corporation's independent accountants, financial and senior management and the Board of Directors.

The Audit Committee shall consist entirely of independent directors. Each member shall be free of any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of his or her independent judgment. The members of the Committee shall also satisfy, in the judgment of the Board, the NASDAQ Exchange's financial qualification requirements.

In fulfilling its responsibilities, the Committee shall:

     1. Review this Charter on an annual basis and update it as conditions dictate.

     2. Review with management the Corporation's annual financial statements, including significant changes in accounting principles or their application.

     3. Review with the independent accountants their audit report on the annual financial statements, including the application of the Corporation's accounting principles; and discuss with the independent accountants and management their judgment as to the quality of the Corporation's accounting principles.

     4. Based on the Committee's review and discussion of the Corporation's annual financial statements with management and the independent accountants, recommend to the Board that the annual financial statements be included in the Corporation's 10-K Annual Report.

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     5.   With respect to the independent accountants audit of the Corporation's annual financial statements and review of its quarterly financial statements, discuss with the independent accountants those matters described in Statement of Auditing Standards 61, as amended from time to time.

     6. Review the audit plans and activities of the independent accountants and the coordination of their audit efforts with management.

     7. Recommend to the Board the selection or replacement of the independent accountants, taking into consideration independence and effectiveness. As part of such process, obtain from such accountants, and discuss with them, the disclosures regarding independence required by Independence Standards Board Standard No. 1, as amended or supplemented from time to time.

     8. Approve the fees paid to the independent accountants with respect to all services.

     9. Review and concur in the appointment or replacement of the Chief Financial Officer.

     10. Review with management and the independent accountants the adequacy of the Corporation's internal controls and management's responses with respect to recommendations for internal control improvements.

     11. Meet with the Chief Financial Officer and the independent accountants in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     12. Report Committee actions to the Board of Directors, with such recommendations as the Committee deems appropriate.

     13. Report to stockholders in the Corporation's annual proxy statement on those matters required by Securities and Exchange Commission Rules.

     14. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

     15. Consider such other matters with respect to the Corporation's financial affairs, internal controls and external audits as the Committee may deem advisable.